Exhibit 99.1

CONTACT:	Thomas M. Kitchen Stewart Enterprises, Inc. 1333 S. Clearview Parkway Jefferson, LA 70121 504-729-1400	FOR IMMEDIATE RELEASE
STEWART ENTERPRISES REPORTS RESULTS FOR FIRST QUARTER 2010
NEW ORLEANS, LA March 10, 2010 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today its results for the first quarter ended January 31, 2010.
The Company reported net earnings for the quarter ended January 31, 2010 of $7.5 million, or $.08 per diluted share, compared to net earnings of $4.8 million, or $.05 per diluted share, for the quarter ended January 31, 2009. After adjusting net earnings for certain items as discussed in the table “Reconciliation of Non-GAAP Financial Measures,” the Company reported adjusted earnings of $8.4 million, or $.09 per diluted share, for the quarter ended January 31, 2010, compared to adjusted earnings of $6.0 million, or $.07 per diluted share, for the quarter ended January 31, 2009.
Thomas J. Crawford, President and Chief Executive Officer, stated, “We have begun fiscal year 2010 with a strong start, growing first quarter revenue and profitability and improving on the trends we began to see in the latter part of last year. We are particularly pleased with the performance of our cemetery segment where we grew cemetery property sales by 10 percent and increased cemetery gross profit over 20 percent compared to first quarter of fiscal year 2009. On the funeral side, our same-store calls performed better than the overall market and we continued to actively control our costs which expanded our funeral gross profit. We also reduced corporate general and administrative expenses and through our debt repurchases over the last year reduced our interest expense. Overall, this resulted in an increase in earnings per share of 60 percent in the first quarter of 2010 over the comparable period of 2009. We continue to pursue several tax planning strategies and received IRS approval in fiscal year 2010 on several pending requests, the combination of which we expect to significantly reduce federal income tax cash payments for the next two to three years.
Highlights of the first quarter include:
•	Increased funeral revenue by $0.4 million and funeral gross profit by $0.9 million by effectively managing our costs, resulting in funeral gross profit margin expansion of 120 basis points compared to the first quarter of 2009;

•	Achieved a $4.7 million increase in cemetery revenue and a $1.2 million increase in cemetery gross profit, resulting in a 130 basis point increase in cemetery gross profit margin;

•	Reduced corporate general and administrative expenses $1.0 million, or 13 percent;

•	Began to experience the benefits of the significant fiscal year 2009 repurchases of our senior convertible notes in the open market which led in part to a $0.9 million decrease in interest expense;

•	Experienced improved trust returns with a total return of 4.1 percent in our preneed funeral and cemetery merchandise and services trusts and a total return of 5.0 percent in our perpetual care trusts in the first quarter;

•	Paid a quarterly cash dividend of $.03 per share, a 20 percent increase from the first quarter of 2009.”

Mr. Crawford concluded, “We generated momentum at the end of fiscal year 2009 that has continued throughout our first quarter resulting in substantial increases in our profitability while maintaining a solid balance sheet. We have prudently managed the rebalancing of our trust portfolio to fixed income securities to generate a reasonable rate of return with lower overall volatility. We have also continued the progress with our trust performance, resulting in a 29 percent return in our merchandise and services trusts and a 33 percent return on our perpetual care trusts over the last 12 months. These trust returns increased the fair market value of our trust portfolio by $137 million since this time last year, which increases the future benefit to be realized on the backlog of contracts. Lastly, our ‘Best in Class’ initiative continues to generate positive results, and we remain committed to improving both the traditional and cremation products and services that we offer our families. We are pleased with our performance during the first quarter and remain energized to drive further success in 2010 and beyond.”
Accounting Change
Effective November 1, 2009, the Company adopted Financial Accounting Standards Board guidance that relates to the Company’s 2014 and 2016 senior convertible notes, and applied the change retrospectively for all periods presented. For additional information see Notes 2 and 13 of the Company’s Form 10-Q for the quarter ended January 31, 2010. Accordingly, the “Interest expense” line item on the January 31, 2009 statements of earnings has been adjusted from a reported balance of $5.9 million to an adjusted balance of $7.4 million, a difference of $1.5 million, or $.01 per diluted share. The “Interest expense” line item on the January 31, 2010 statements of earnings would have been $5.4 million if the Company had not adopted the new accounting principle, a difference of $1.1 million, or $.01 per diluted share. The accounting change had no impact on cash interest paid; therefore, the economic cost of the underlying debt remains the same.
First Quarter Results
FUNERAL
•	Funeral revenue increased $0.4 million, or 0.6 percent, to $72.1 million, due primarily to a $0.5 million increase in trust related activities.

•	The Company’s same-store funeral operations experienced a 0.6 percent decrease in the same-store average revenue per funeral service, including trust earnings, partially due to a shift in mix to lower priced funeral services during the quarter.

•	Same-store funeral services decreased 1.3 percent, or 185 events, or less than one event per funeral home.

•	In the first quarter of fiscal 2010, the Company experienced a $1.1 million increase in revenue related to trust activities, of which $0.5 million related to the funeral segment and $0.6 million related to the cemetery segment.

•	Funeral gross profit increased $0.9 million, or 5 percent, to $19.2 million for the first quarter of 2010 compared to $18.3 million for the same period of 2009, primarily due to an increase in revenue, as noted above, coupled with a reduction in expenses due to effective cost management.

•	The cremation rate for the Company’s same-store operations increased to 41.4 percent for the first quarter of 2010 compared to 40.3 percent for the first quarter of 2009.

•	Net preneed funeral sales decreased 3.3 percent during the first quarter of 2010 compared to the first quarter of 2009. Preneed funeral sales are deferred until the underlying contracts are performed and have no impact on current revenue.

CEMETERY
•	Cemetery revenue increased $4.7 million, or 9.9 percent, to $52.3 million for the first quarter of 2010 from $47.6 million for the first quarter of 2009, primarily due to a $1.8 million, or 9.8 percent, increase in cemetery property sales, net of discounts, a $1.4 million increase in merchandise delivered and a $0.6 million increase in revenue related to trust activities.

•	Cemetery gross profit increased $1.2 million, or 25 percent, to $6.0 million for the first quarter of 2010 compared to $4.8 million for the same period of 2009. The increase in cemetery gross profit is primarily due to the increase in revenue, as noted above, partially offset by an increase in property and selling costs resulting from the increase in cemetery property sales.
OTHER
•	Corporate general and administrative expenses decreased $1.0 million to $6.5 million for the quarter ended January 31, 2010 largely due to a decrease in information technology costs and a decrease in training costs related to the Company’s implementation of a new business system in the prior year.

•	Interest expense decreased $0.9 million to $6.5 million during the first quarter of fiscal year 2010 primarily due to the significant repurchases of a portion of the Company’s senior convertible notes in the open market that occurred during the last nine months of fiscal year 2009.

•	The tax rate for the quarter ended January 31, 2010 was 39.5 percent compared to 41.2 percent for the same period in 2009. The Company recorded a tax valuation allowance of $0.2 million for the three months ended January 31, 2010, compared to a $0.3 million tax valuation allowance for the same period of last year. The tax valuation allowance increased income tax expense for both periods by the respective amounts. The tax rate for both the current and prior quarter would have been approximately 37 percent without the tax valuation allowance.
Cash Flow Results and Debt for Total Operations
•	Cash flow provided by operating activities for the first quarter of fiscal year 2010 was $2.8 million compared to $7.3 million for the same period of last year. The decrease in the current quarter’s operating cash flow is largely due to an increase in working capital, partly driven by a $4.6 million increase in receivables due in part to the improved cemetery property sales during the quarter, which are typically financed. Due to the timing of the Company’s insurance, property tax and other annual payments made on or around calendar year end, the Company has historically had negative to slightly positive cash flow in the first quarter while generating a greater amount of cash in later quarters.

•	Free cash flow was a negative $0.2 million during the first quarter of 2010 compared to a positive $4.2 million for the first quarter of 2009, primarily due to the increase in receivables in the current year.

•	During the first quarter of 2010 the Company paid $2.8 million, or $.030 per share, in dividends compared to $2.3 million, or $.025 per share, in dividends during the first quarter of 2009.

•	Since January 31, 2009, the Company has repurchased $83.6 million aggregate principal amount of its senior convertible notes in the open market, including purchases of $1.0 million during the first quarter of fiscal year 2010.
Trust Performance
The following returns include realized and unrealized gains and losses:
•	For the quarter ended January 31, 2010, the Company’s preneed funeral and cemetery merchandise and services trusts experienced a total return of 4.1 percent, and its perpetual care trusts experienced a total return of 5.0 percent.

•	For the last twelve months ended January 31, 2010, the Company’s preneed funeral and cemetery merchandise and services trusts experienced an annual total return of 28.8 percent, and its perpetual care trusts experienced an annual total return of 32.8 percent.

•	For the last five years ended January 31, 2010, the Company’s preneed funeral and cemetery merchandise and services trusts experienced an annual total decline of 1.3 percent, and its perpetual care trusts experienced an annual total return of 2.1 percent.

•	For the last twelve months ended January 31, 2010, the fair market value of the Company’s portfolio improved $136.9 million to a fair market value of $748.5 million.
Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 218 funeral homes and 140 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral and cremation merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss first quarter results on Thursday, March 11, 2010 at 10 a.m. Central Standard Time. The teleconference dial-in number is 888-587-0616. To participate, please call the number at least 15 minutes prior to the call. If you are calling from outside the United States, the dial-in number is 719-325-2493. A replay of the call will be available by dialing 888-203-1112 (from within the continental United States) or 719-457-0820 (from outside the continental United States), and using pass code 4395721 until March 18, 2010, at 10:59 p.m. Central Standard Time. Interested parties will also have the opportunity to listen to the live conference call via the Internet through Stewart Enterprises’ website http://www.stewartenterprises.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay will be available at this website shortly following the conference call and will be available at the website until April 11, 2010.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended January 31,
	2010	2009
		(As Adjusted)
Revenues:
Funeral	$72,108	$71,750
Cemetery	52,292	47,580

	124,400	119,330

Costs and expenses:
Funeral	52,911	53,495
Cemetery	46,320	42,752

	99,231	96,247

Gross profit	25,169	23,083
Corporate general and administrative expenses	(6,554)	(7,506)
Hurricane related charges, net	—	(315)
Net impairment losses on dispositions	—	(63)
Other operating income, net	179	259

Operating earnings	18,794	15,458
Interest expense	(6,456)	(7,395)
Gain on early extinguishment of debt	17	—
Investment and other income, net	24	41

Earnings before income taxes	12,379	8,104
Income taxes	4,892	3,338

Net earnings	$7,487	$4,766

Net earnings per common share:
Basic	$.08	$.05

Diluted	$.08	$.05

Weighted average common shares outstanding (in thousands):
Basic	92,053	91,824

Diluted	92,234	91,843

Dividends declared per common share	$.030	$.025

The 2009 condensed consolidated statement of earnings has been adjusted to reflect the impact of the accounting changes discussed in Note 2 of the Company’s Form 10-Q for the quarter ended January 31, 2010.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	January 31, 2010	October 31, 2009
		(As Adjusted)
ASSETS
Current assets:
Cash and cash equivalents	$52,780	$62,808
Certificates of deposit	5,000	—
Receivables, net of allowances	59,331	59,439
Inventories	35,947	36,156
Prepaid expenses	11,574	6,748
Deferred income taxes, net	21,645	21,715

Total current assets	186,277	186,866
Receivables due beyond one year, net of allowances	62,062	63,011
Preneed funeral receivables and trust investments	397,454	389,512
Preneed cemetery receivables and trust investments	196,797	193,417
Goodwill	247,236	247,236
Cemetery property, at cost	386,189	385,977
Property and equipment, at cost:
Land	43,677	43,677
Buildings	332,061	329,685
Equipment and other	188,092	187,100

	563,830	560,462
Less accumulated depreciation	267,234	261,005

Net property and equipment	296,596	299,457
Deferred income taxes, net	109,866	113,398
Cemetery perpetual care trust investments	214,460	205,476
Other assets	14,139	14,654

Total assets	$2,111,076	$2,099,004

(continued)
The 2009 condensed consolidated balance sheet has been adjusted to reflect the impact of the accounting changes discussed in Note 2 of the Company’s Form 10-Q for the quarter ended January 31, 2010.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	January 31, 2010	October 31, 2009
		(As Adjusted)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$3	$5
Accounts payable and accrued expenses	21,260	25,604
Accrued payroll and other benefits	11,938	15,200
Accrued insurance	20,139	20,504
Accrued interest	6,181	4,561
Estimated obligation to fund cemetery perpetual care trust	13,642	14,010
Other current liabilities	11,982	14,099
Income taxes payable	3,143	2,028

Total current liabilities	88,288	96,011
Long-term debt, less current maturities	339,934	339,721
Deferred preneed funeral revenue	245,584	247,825
Deferred preneed cemetery revenue	263,388	266,964
Deferred preneed funeral and cemetery receipts held in trust	526,424	514,787
Perpetual care trusts’ corpus	212,076	204,168
Other long-term liabilities	21,032	20,871

Total liabilities	1,696,726	1,690,347

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $1.00 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $1.00 stated value:
Class A authorized 200,000,000 shares; issued and outstanding 89,566,742 and 89,128,700 shares at January 31, 2010 and October 31, 2009, respectively	89,567	89,129
Class B authorized 5,000,000 shares; issued and outstanding 3,555,020 shares at January 31, 2010 and October 31, 2009; 10 votes per share convertible into an equal number of Class A shares	3,555	3,555
Additional paid-in capital	558,832	561,063
Accumulated deficit	(237,638)	(245,125)
Accumulated other comprehensive income:
Unrealized appreciation of investments	34	35

Total accumulated other comprehensive income	34	35

Total shareholders’ equity	414,350	408,657

Total liabilities and shareholders’ equity	$2,111,076	$2,099,004

The 2009 condensed consolidated balance sheet has been adjusted to reflect the impact of the accounting changes discussed in Note 2 of the Company’s Form 10-Q for the quarter ended January 31, 2010.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended January 31,
	2010	2009
		(As Adjusted)
Cash flows from operating activities:
Net earnings	$7,487	$4,766
Adjustments to reconcile net earnings to net cash provided by operating activities:
Net impairment loss on dispositions	—	63
Gain on early extinguishment of debt	(17)	—
Depreciation and amortization	6,587	6,971
Non-cash interest and amortization of discount on senior convertible notes	1,521	1,907
Provision for doubtful accounts	1,674	2,215
Share-based compensation	962	802
Excess tax benefits from share-based payment arrangements	(20)	—
Provision (benefit) for deferred income taxes	3,569	(749)
Estimated obligation to fund cemetery perpetual care trust	—	88
Other	20	66
Changes in assets and liabilities:
(Increase) decrease in receivables	(1,648)	2,993
Increase in prepaid expenses	(4,825)	(5,050)
Increase in inventories and cemetery property	(3)	(1,043)
Decrease in accounts payable and accrued expenses	(7,204)	(7,629)
Net effect of preneed funeral production and maturities:
Decrease in preneed funeral receivables and trust investments	3,031	3,910
Decrease in deferred preneed funeral revenue	(2,240)	(2,054)
Decrease in deferred preneed funeral receipts held in trust	(3,324)	(1,996)
Net effect of preneed cemetery production and deliveries:
Decrease in preneed cemetery receivables and trust investments	781	1,934
Decrease in deferred preneed cemetery revenue	(3,575)	(1,645)
Increase (decrease) in deferred preneed cemetery receipts held in trust	(173)	81
Increase in other	170	1,654

Net cash provided by operating activities	2,773	7,284

Cash flows from investing activities:
Purchases of certificates of deposit	(5,000)	—
Proceeds from sale of assets	—	292
Purchase of subsidiaries and other investments, net of cash acquired	—	(1,623)
Additions to property and equipment	(4,297)	(4,789)
Other	39	1

Net cash used in investing activities	(9,258)	(6,119)

Cash flows from financing activities:
Repayments of long-term debt	(846)	(9)
Retirement of common stock warrants	(107)	—
Issuance of common stock	115	83
Retirement of call options	107	—
Debt refinancing costs	(38)	—
Dividends	(2,794)	(2,318)
Excess tax benefits from share-based payment arrangements	20	—

Net cash used in financing activities	(3,543)	(2,244)

Net decrease in cash	(10,028)	(1,079)
Cash and cash equivalents, beginning of period	62,808	72,574

Cash and cash equivalents, end of period	$52,780	$71,495

Supplemental cash flow information:
Cash paid (received) during the period for:
Income taxes, net	$(44)	$874
Interest	$3,191	$5,125

Non-cash investing and financing activities:
Issuance of common stock to executive officers and directors	$414	$305
Issuance of restricted stock, net of forfeitures	$1,024	$312
The 2009 condensed consolidated statement of cash flow has been adjusted to reflect the impact of the accounting changes discussed in Note 2 of the Company’s Form 10-Q for the quarter ended January 31, 2010.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED JANUARY 31, 2010 AND 2009
(Unaudited)
Effective November 1, 2009, the Company adopted Financial Accounting Standards Board guidance that relates to the Company’s 2014 and 2016 convertible notes, and applied the change retrospectively for all periods presented. For additional information, see Notes 2 and 13 of the Company’s Form 10-Q for the quarter ended January 31, 2010. In addition, the Company recorded a tax valuation allowance during the three months ended January 31, 2010 and 2009 that impacted earnings. The Company is presenting adjusted earnings in the table below to help investors understand the impact of the adoption of the new accounting guidance and to eliminate the effects of the tax valuation allowance.

	Three Months Ended January 31,
	2010		2009
	millions	per share	millions	per share
			(As Adjusted)
Adjusted Balances are Net of Tax(1)
Consolidated net earnings	$7.5	$.08	$4.8	$.05
Add: Interest adjustment related to the current year accounting change(2)	0.7	.01	0.9	.01

Adjusted consolidated net earnings	8.2	.09	5.7	.06
Add: Tax valuation allowance	0.2	—	0.3	.01

Adjusted earnings	$8.4	$.09	$6.0	$.07

(1)	The tax rate associated with the Company’s interest adjustment related to the current year accounting change was 36 percent.

(2)	The Company adopted Financial Accounting Standards Board guidance that relates to the Company’s senior convertible notes. For additional information, see Notes 2 and 13 of the Company’s Form 10-Q for the quarter ended January 31, 2010.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED JANUARY 31, 2010 AND 2009
(Unaudited)
Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Management believes that free cash flow is a useful measure of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow) and free cash flow for the three months ended January 31, 2010 and 2009:

	Three Months Ended
Free Cash Flow	January 31,
(Dollars in millions)	2010	2009
		(As Adjusted)
Net cash provided by operating activities (1)	$2.8	$7.3
Less: Maintenance capital expenditures	(3.0)	(3.1)

Free cash flow	$(0.2)	$4.2

(1)	Cash flow provided by operating activities for the first quarter of fiscal year 2010 was $2.8 million compared to $7.3 million for the same period of last year. The decrease in the current quarter’s operating cash flow is largely due to an increase in working capital, partly driven by a $4.6 million increase in receivables due in part to the improved cemetery property sales during the quarter, which are typically financed. Due to the timing of the Company’s insurance, property tax and other annual payments made on or around calendar year end, the Company has historically had negative to slightly positive cash flow in the first quarter while generating a greater amount of cash in later quarters.

CAUTIONARY STATEMENTS
This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:
•	effects on our trusts and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects of the substantial decline in market value of our trust assets since the third quarter of fiscal year 2008, including:
•	decreased future cash flow and earnings as a result of reduced earnings from our trusts and trust fund management;

•	the potential to realize additional losses and additional cemetery perpetual care funding obligations and tax valuation allowances;
•	effects on at-need and preneed sales of a weakening economy;

•	effects on revenue due to the changes in the number of deaths in our markets and decline in funeral call volume;

•	effects on our revenue and earnings of the continuing national trend toward increased cremation and the increases in the percentage of cremations performed by us that are inexpensive direct cremations;

•	effects on cash flow and earnings as a result of increased costs, particularly costs related to increases in health care;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	risk of loss due to hurricanes and other natural disasters;

•	effects of the call options the Company purchased and the warrants the Company sold on our Class A common stock and the effects of the outstanding warrants on the ownership interest of our current stockholders;

•	our ability to pay future dividends on and repurchase our common stock;

•	our ability to consummate significant acquisitions of or investments in death care or related businesses successfully;

•	the effects on us as a result of our industry’s complex accounting model;
and other risks and uncertainties described in our Form 10-K for the year ended October 31, 2009, filed with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.